Exhibit 99.1

TRICO MARINE SERVICES ANNOUNCES AGREEMENT WITH GENERAL ELECTRIC CAPITAL CORPORATION

HOUSTON, June 28, 2004 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR - News) today announced that the Company has reached an agreement with General Electric Capital Corporation ("GECC") to provide $1.7 million in cash in lieu of letters of credit to secure the payment and performance pursuant to its master bareboat charter agreement with GECC dated September 30, 2002 (the "Master Charter"). The Company became obligated to provide the additional security when, on March 11, 2004, the Company's S&P corporate credit rating was downgraded below the B- level. Under the Master Charter, the Company must provide letters of credit within 30 days of receiving notice from GECC. However, due to the Company's inability to provide the additional letters of credit in a timely manner due to restrictions in other agreements, GECC agreed to accept $1.7 million in cash deposits, plus forbearance fees. GECC also agreed to forbear for six months from exercising its remedies under cross-default provisions in the Master Charter related to the Company's failure to pay interest due on its 8 7/8% senior notes due 2012.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Please visit our website at http://www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.